VICTORY ENERGY CORPORATION
STOCK AWARD
(Director)

In this Award, Victory Energy Corporation (the "***Company***") grants to Ralph Kehle (the "***Participant***"), a non-Employee Director, an award of unrestricted Stock under the Victory Energy Corporation 2014 Long Term Incentive Plan ("***Plan***"). This Award of Stock is governed by the terms of this Award document and the Plan. All capitalized terms not defined in this Award shall have the meaning of such terms as provided in the Plan.

1. The "***Date of Grant***" is July 1, 2014.

2. The total **number** of shares of Stock granted is 20,000.

3. The Stock granted pursuant to this Award is 100% vested on the Date of Grant.

4. Other Terms and Conditions:

(a) No Fractional Shares. All provisions of this Award concern whole shares of Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share.

(b) Independent Tax Advice and Acknowledgments. Participant has been advised and Participant hereby acknowledges that he or she has been advised to obtain independent legal and tax advice regarding this Award, the grant of the Stock and the disposition of such shares. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.

The Stock granted hereunder will be subject to all applicable federal, state and local taxes domestic and foreign. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.

PARTICIPANT

Signature: ______________________
Ralph Kehle

Date: ________________

VICTORY ENERGY CORPORATION

By: ______________________
Kenneth Hill

Date: 8-14-14

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